   As filed with the Securities and Exchange Commission on February 17, 1999
                                                            NO. ________________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                                  SPARTA, INC.
             (Exact name of registrant as specified in its charter)

                              --------------------

           DELAWARE                                          63-0775889
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          Identification No.)


                     23041 AVENIDA DE LA CARLOTA, SUITE 325
                         LAGUNA HILLS, CALIFORNIA 92653
                (Address of Principal Executive Office)(Zip Code)

                        SPARTA, INC. PROFIT SHARING PLAN
                            (Full title of the plan)

                                 WAYNE R. WINTON
                     23041 AVENIDA DE LA CARLOTA, SUITE 325
                         LAGUNA HILLS, CALIFORNIA 92653
                     (Name and address of agent for service)

                                 (949) 768-8161
          (Telephone number, including area code, of agent for service)

                              --------------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                            PROPOSED
                                                      PROPOSED              MAXIMUM
TITLE OF SECURITIES TO       AMOUNT TO BE         MAXIMUM OFFERING      AGGREGATE OFFERING         AMOUNT OF
   BE REGISTERED(1)           REGISTERED         PRICE PER SHARE(2)         PRICE(2)           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value                  1,500,000 shares             $9.71               $14,565,000             $4,049
------------------------------------------------------------------------------------------------------------------
       Total Fee                                                                                    $4,049
==================================================================================================================

(1) In addition, pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(h).

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        This Registration Statement is being filed for the purpose of registering additional securities of the same class as other securities for which a Registration Statement on Form S-8 (Registration No. 33-45915) relating to the Registrant's Profit Sharing Plan is effective (the "Prior Registration Statement"). Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates herein the contents of the Prior Registration Statement, with the exception of Item 4 thereof.

Item 4. Description of Securities

        General

        Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to cumulate their votes for the election of directors. Cumulative voting entitles each stockholder to cast the number of votes that equals the number of shares of Common Stock held by such stockholder multiplied by the number of directors to be elected. Under cumulative voting, the stockholder may cast all of such votes for a single nominee or may distribute them among any two or more nominees as such stockholder sees fit. Holders of Common Stock are entitled to receive ratably dividends, out of funds legally available therefor, when and as declared by the Board of Directors. Holders of Common Stock have no preemptive, redemption, subscription or conversion rights. All shares of Common Stock presently outstanding are, and the shares offered hereby upon full payment therefor will be, fully paid and nonassessable.

        Distributions Upon Liquidation, Dissolution or Winding Up

        In the event of any liquidation, dissolution or winding up of the Registrant, prior to the distribution of any amount to the holders of the Registrant's Common Stock, the holders of the Registrant's Preferred Stock are entitled to receive an amount per share equal to the weighted average price per share paid to the Registrant upon the initial issuance of all of the then outstanding Preferred Stock (the "Liquidation Preference"). After payment to the holders of the Preferred Stock of the Liquidation Preference, prior to any further distribution to the holders of the Preferred Stock, the holders of the Registrant's Common Stock are entitled to receive, out of any remaining funds legally available therefor, if any, an amount per share equal to the Liquidation Preference. If, after the distributions referred to in the two immediately preceding sentences, there are any funds remaining which are legally available for distribution to the Registrant's stockholders, the same will be distributed ratably to the holders of the Registrant's Common Stock and Preferred Stock.

        Restrictions on the Common Stock

        All shares of the Registrant's Common Stock are subject to certain restrictions (including restrictions on their transferability and rights of the Registrant to repurchase the same under certain circumstances) set forth in the Registrant's Certificate of Incorporation. The following is a summary of those restrictions.

        Right of Repurchase Upon Termination of Association. In the event of an employee's or director's termination of association with the Registrant (a "Terminated Stockholder") for any reason whatsoever, including but not limited to death, disability, voluntary resignation or involuntary termination, with or without cause, then (i) all shares of the Registrant's stock which are owned, beneficially or of record by the Terminated Stockholder, including, without limitation, any shares held of record by any trustee for the benefit or account of the Terminated Stockholder under any benefit plan adopted and maintained by the Registrant, (ii) all shares which the Terminated Stockholder has the right to acquire subsequent to such termination of association under any employee benefit plan adopted and maintained by the Registrant or pursuant to any stock option which was outstanding on the date of the termination of association, and
(iii) all shares of the Registrant's stock previously transferred by the

Terminated Stockholder (collectively, "Stock of the Terminated Stockholder"), are subject to the rights of the Registrant and the remaining stockholders of the Registrant to repurchase all of such shares.

        The Registrant has the first option to repurchase any shares of the Stock of the Terminated Stockholder at any time within thirty days following the date of termination of association. Notwithstanding the foregoing, the Registrant's right to repurchase any shares of Stock of the Terminated Stockholder which are acquired by any person subsequent to his or her termination of association upon the exercise of any stock option held by such person on the date of the termination of association may be exercised by the Registrant at any time within thirty days following the exercise of the stock option.

        In the event that the Registrant does not elect to repurchase all of the shares of Stock of the Terminated Stockholder, the Board of Directors of the Registrant may, in its discretion, cause the Registrant to so notify each other holder of record of the Registrant's then outstanding Common Stock (i) who is then a director of the Registrant or an employee of the Registrant or any subsidiary of the Registrant, or (ii) whose termination of association with the Registrant occurred prior to January 19, 1999 (collectively, the "Remaining Stockholders"). If such notification is given, each Remaining Stockholder thereupon has the right to purchase (or, if the Remaining Stockholder is a participant in the Profit Sharing Plan, to direct the Special Trustee of the Profit Sharing Plan to purchase for the account of such Remaining Stockholder) all of the shares of Stock of the Terminated Stockholder which the Registrant has not elected to repurchase. The Remaining Stockholders' right to purchase is exercisable at any time within sixty days following the date of termination of association; provided however, that the Remaining Stockholders' right to repurchase any shares of Common Stock which are acquired by a Terminated Stockholder subsequent to his or her termination of association upon the exercise of any stock option may be exercised by the Remaining Stockholders at any time within sixty days following the exercise of the stock option. The option to purchase granted to the Remaining Stockholders may be exercised by them pro rata, based on the ratio which the number of shares of the Registrant's Common Stock held by each Remaining Stockholder bears to the total number of shares of the Common Stock held by all Remaining Stockholders electing to purchase. If any Remaining Stockholder fails to exercise such option, the Remaining Stockholders who have elected to purchase have the option for a further period of ten days to purchase, on a pro rata basis, in one or more successive allocations on the same principle, the shares of the Common Stock not so purchased by the declining Remaining Stockholder. The Registrant and/or the Remaining Stockholders may require a Terminated Stockholder to sell his or her stock to the Registrant and/or the Remaining Stockholders only if the Registrant and/or the Remaining Stockholders elect to purchase all of the Stock of the Terminated Stockholder, unless the Terminated Stockholder agrees to the purchase by the Registrant and/or the Remaining Stockholders of less than all of such shares.

        In the event that the Registrant and/or the Remaining Stockholders elect to exercise their purchase rights described above, the price per share of Common Stock is the price per share as of the date of the termination of association giving rise to such purchase and sale determined using the formula which has been adopted by the Registrant's Board of Directors for the purpose of valuing the Registrant's Common Stock (the "Formula Price"). Notwithstanding the foregoing, however, if the Terminated Stockholder shall have theretofore taken a leave of absence in excess of ninety days and shall not have completed one full year of service with the Registrant subsequent to the end of such leave of absence, the price per share is the lesser of (i) the Formula Price of the Registrant's Common

Stock as of the date of the termination of association, or (ii) the Formula Price of the Registrant's Common Stock as of the date of commencement of such leave of absence.

        The purchase price for shares of Common Stock repurchased by the Registrant or the Remaining Stockholders from a Terminated Stockholder upon exercise of the option to do so which is described above is generally paid in cash and/or cancellation of indebtedness owed to the Registrant by the Terminated Stockholder, unless the Terminated Stockholder agrees to accept the Registrant's interest bearing, non-negotiable promissory note in lieu of cash for all or a portion of the purchase price. However, with respect to shares of Common Stock (i) of a Terminated Stockholder who was, immediately prior to the termination of association of the Terminated Stockholder, an officer or director of the Registrant, or (ii) which were not originally issued by the Registrant pursuant to the Registrant's 1997 Stock Plan, the Registrant's 1987 Nonqualified Stock Option Plan or the Registrant's Profit Sharing Plan, if payment for the same in cash would cause the Registrant to violate any applicable laws governing the right of the Registrant to purchase its own shares or to violate the Repurchase Limitation (as defined below), the Registrant may pay cash for those of such shares which it can purchase for cash without violating such restrictions, and deliver a non-negotiable promissory note for the remaining shares (unless the delivery of such note would itself cause the repurchase to violate applicable law). Subject to the provisions of any agreement establishing the terms of any such promissory note entered into between the payee thereof and the Registrant, each such promissory note has such term, not exceeding seven years, as the Registrant's Board of Directors determines.

        Under the Registrant's Certificate of Incorporation, the Registrant may not repurchase shares of its stock if and to the extent that such repurchases would exceed a limitation established from time to time by the Registrant's Board of Directors (the "Repurchase Limitation"), which is intended to ensure that repurchases by the Registrant of its stock do not have a material adverse effect on the Registrant's financial condition.

        Restrictions on Transferability. No holder of shares of Common Stock may sell, pledge, or in any way dispose of any such shares, or any interest therein, whether voluntarily or by operation of law, except (i) transfers to such holder's account in the Profit Sharing Plan, or (ii) transfers to the Registrant, or (iii) transfers to Remaining Stockholders (or to the accounts of the Remaining Stockholders in the Profit Sharing Plan) pursuant to their repurchase rights described above, or (iv) hypothecation to any lender which has been specifically designated by the Registrant's Board of Directors, provided that the loan program to which such hypothecation relates has been specifically approved by the Registrant's Board of Directors and includes the right of the Registrant to repurchase such shares in the event of default under the loan to which the hypothecation relates, or (v) transfers to a trust for the benefit of the holder and/or the holder's spouse and/or issue. Any shares so transferred in trust remain subject to all of the provisions and restrictions of the Certificate of Incorporation, including the restrictions on further transfer and the rights of the Registrant and/or Remaining Stockholders to purchase such shares upon the termination of association of the transferring holder. Further, as a condition to agreeing to such a transfer, the Registrant may require that the trustee execute and deliver to the Registrant a written agreement acknowledging those restrictions.

        In the event that any stockholder of the Registrant desires to sell or otherwise transfer all or any portion of the same other than as described in the immediately preceding paragraph, he or she may do so provided that he or she first shall have offered such shares (the "Offered Shares") to the

Registrant as described below. At least thirty days prior to any proposed sale or other transfer, the holder of the Offered Shares must give written notice (the "Notice") of the proposed transfer to the Registrant. The Notice must set forth the name of the proposed transferee, the number of shares to be transferred, the price per share, and all other terms and conditions of the proposed transfer, and must state that the same constitutes a bona fide, good faith transaction. The Notice constitutes the grant of an option to the Registrant to purchase the Offered Shares. The Registrant thereupon, for a period of thirty days following receipt of the Notice, has the right to purchase all, but not less than all, of the Offered Shares for a price equal to the price specified in the Notice. The terms of payment are, at the Registrant's election,
(A) cash, or (B) as provided in the Notice (with the Registrant paying the equivalent value of any non-cash consideration as mutually agreed upon by the Registrant and the holder of the Offered Shares).

        In the event that the Registrant does not elect to purchase all of the Offered Shares within thirty days after its receipt of the Notice, the holder of the Offered Shares may transfer the Offered Shares within thirty days to the person, at the price, and on the terms specified in the Notice. If the Offered Shares have not been transferred within such thirty day period, the Offered Shares again become subject to all of the restrictions on transfer and rights of first refusal described above. Any of the Offered Shares which have been transferred by an employee of the Registrant or any subsidiary of the Registrant or by a director of the Registrant shall, in the hands of the transferee and any successive transferee, be and remain subject to all of the provisions and restrictions contained in the Registrant's Certificate of Incorporation, including but not limited to the Registrant's and Remaining Stockholders' rights to repurchase such shares upon the termination of association of the employee or director with the Registrant.

        Termination of Transfer Restrictions and Repurchase Rights. The foregoing transfer restrictions and repurchase rights of the Registrant will automatically terminate upon the earlier to occur of either of the following:

            (i) the closing of the first underwritten public offering of any class of the Registrant's equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended; or

            (ii) the listing by the Registrant of any class of its equity securities for trading on the National Association of Securities Dealers Automated Quotation System or on any securities exchange.

Item 8.  Exhibits

       Exhibit
       Number                       Description
       -------                      -----------
         4.1               Certificate of Incorporation, as amended to date

       Exhibit
       Number                       Description
       -------                      -----------

         5                 Opinion of Higham, McConnell & Dunning

        23.1               Consent of Higham, McConnell & Dunning
                           (included in Exhibit 5)

        23.2               Consent of Warnick Maestas & Hick

        23.3               Consent of PricewaterhouseCoopers LLP

        24                 Power of attorney (included in the Signature Page)

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Hills, State of California on February 1, 1999.

                                           SPARTA, INC.



                                           By: /s/ WAYNE R. WINTON
                                               --------------------------------
                                               Wayne R. Winton, Chairman of the
                                               Board and Chief Executive Officer


                                POWER OF ATTORNEY

        The undersigned directors and officers of SPARTA, Inc. do hereby constitute and appoint Wayne R. Winton and Jerry R. Fabian, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Name                                    Position                            Date
        ----                                    --------                            ----

/s/ WAYNE R. WINTON                  Chairman of the Board, Chief              February 1, 1999
--------------------------------     Executive Officer and Director
    Wayne R. Winton



/s/ ROBERT C. SEPUCHA                Director                                  February 2, 1999
--------------------------------
    Robert C. Sepucha


        Name                                    Position                            Date
        ----                                    --------                            ----
/s/ R. STEVE MCCARTER                         Director                         February 2, 1999
-------------------------------------
R. Steve McCarter



/s/ CARL T. CASE                              Director                         February 2, 1999
-------------------------------------
Carl T. Case



/s/ JOHN L. ALLEN                             Director                         January 30, 1999
-------------------------------------
John L. Allen



/s/ ROBERT L. JOHNSON                         Director                         February 2, 1999
-------------------------------------
Robert L. Johnson



                                              Director                                   , 1999
-------------------------------------
Rock N. Hankin



/s/ JOHN L. PIOTROWSKI                        Director                         February 2, 1999
-------------------------------------
John L. Piotrowski



/s/ CLARKE E. REYNOLDS                        Director                         February 1, 1999
-------------------------------------
Clarke E. Reynolds



/s/ ROBERT BUCHANAN                           Director                         February 2, 1999
-------------------------------------
Robert Buchanan



/s/ B. WARREN KNUDSON                         Chief Financial Officer          February 2, 1999
--------------------------------------        (Principal Accounting Officer)
B. Warren Knudson

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Special Trustee of the SPARTA, Inc. Profit Sharing Plan has duly caused this Registration Statement to be signed on behalf of the SPARTA, Inc. Profit Sharing Plan by the undersigned, thereunto duly authorized, in the City of Laguna Hills, State of California, on the 1ST day of February, 1999.

                                        SPARTA, INC. PROFIT SHARING PLAN



                                        By: /s/ MARY FRANCES WINTON
                                            ------------------------------------
                                            Mary Frances Winton, Special Trustee

                                 EXHIBIT INDEX


       Exhibit
       Number                       Description
       -------                      -----------
         4.1               Certificate of Incorporation, as amended to date

         5                 Opinion of Higham, McConnell & Dunning

        23.1               Consent of Higham, McConnell & Dunning
                           (included in Exhibit 5)

        23.2               Consent of Warnick Maestas & Hick

        23.3               Consent of PricewaterhouseCoopers LLP

        24                 Power of attorney (included in the Signature Page)